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FOR IMMEDIATE RELEASE



                                                                        Contact:
                                                                   Frank Yoshino
                                                                  (714) 693-2775


                    MTI MOVES TO THE NASDAQ SMALLCAP MARKET



ANAHEIM, CA -- August 30, 1996 -- MTI Technology Corp. (Nasdaq:MTIC) today reported that effective September 3, 1996, the Company's common stock would begin trading on the Nasdaq SmallCap Market under the symbol "MTIC" and would cease trading on the Nasdaq National Market.

        "MTI recently returned to profitability for its first quarter of fiscal 1997, ended July 6, 1996, after completing several major restructuring actions and generating its second highest quarterly revenue in the Company's history. While MTI's executive management was extremely pleased with the first quarter's results, we remain committed to taking all necessary actions in an effort to further improve the Company's financial performance. The Company's financial recovery is at an early juncture after what have been two difficult years. We feel that the less restrictive requirements of the Nasdaq SmallCap Market will give management greater flexibility in its goal to sustain the profitability achieved in the last quarter," said Dale R. Boyd, MTI's chief financial officer.

        MTI's mission is to be the premier provider of high-performance, cross-platform storage solutions for the enterprise. MTI integrates distributed data management software, modular storage systems and on- site service to meet the mass storage needs of its customers.

        Headquartered in Anaheim, CA, the Company offers services and support from more than 40 offices in the United States, Canada and Europe. MTI may be reached at 1-800-999-9MTI. Information can also be accessed via MTI On-Line, the Company's World Wide Web server on the Internet at: http:www.mti.com.

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